Exhibit 10.1

Transition Agreement
This Transition Agreement (this “Agreement”) is entered into as of November 17, 2016 between Omar Asali (“Executive”) and HRG Group, Inc. (the “Company” and together with the Executive, the “Parties”).
1.Recitals
(a)Executive and the Company are parties to an employment agreement dated as of January 9, 2012 (and amended as of February 11, 2014, the “Employment Agreement”);
(b)Executive has been awarded the 2016 Vesting Awards (as defined in Section 17 hereof) and the 2017 Vesting Awards (as defined in Section 17 hereof) pursuant to the HRG Group, Inc. 2011 Omnibus Equity Award Plan (f/k/a the Harbinger Group Inc. 2011 Omnibus Equity Award Plan) (the “Equity Plan”);
(c)The Employment Agreement requires that Executive execute a release as a condition to receiving certain specific severance payments and benefits enumerated in Sections 5(b)(iii) and 5(c)(i) or 5(c)(ii) of the Employment Agreement (the “Release Condition”);
(d)This Agreement satisfies such Release Condition when the Initial Release Date and the Final Release Date occur; and
(e)Certain awards, payments and benefits referred to in this Agreement, i.e., the 2016 Vesting Awards and the 2017 Vesting Awards, are or may become due to vest, settle or be paid to Executive without regard to any Release Condition and the vesting, settlement and payment of those awards, payments and benefits may not be delayed or withheld. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.
2.Last Day of Employment.
(a)Executive’s last day of employment (the “Designated Date”) will be the earliest of (i) the date of Executive’s death, (ii) the Announcement Date (as defined in Section 17 hereof) unless otherwise agreed by the Parties, (iii) the date the Executive’s employment is terminated by the Company without Cause or due to Executive’s Disability, (iv) the date that the Executive terminates his employment for Good Reason (as defined in Section 17 hereof) (each such termination event specified in the foregoing clauses (i) through (iv), a “Specified Event”), (v) the date the Executive terminates his employment without Good Reason, and (vi) the date the Executive’s employment is terminated by the Company for Cause. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, it is acknowledged and agreed that the Executive’s employment with the Company may be terminated at any time and it is further acknowledged and agreed that prior to any such termination, the Executive shall devote such of Executive’s working time and attention to the Company and its Affiliates as is required for the promotion of its business and interests and the performance of Executive’s duties and responsibilities hereunder.
(b)On the Designated Date, Executive (i) will be relieved of the duties and responsibilities of Executive’s position and (ii) will have no authority to and may not represent himself as an employee or agent of the Company or its Subsidiaries and Affiliates for any purpose unless and to the extent specified in writing by an authorized officer of the Company. From and after the date hereof through the Designated Date, and except as otherwise approved in writing by the Board, Executive shall continue to substantially perform his duties and obligations to the Company and its Subsidiaries and Affiliates including to the extent requested by the Company to serve, or continue to serve, on the board of the Company’s Subsidiaries and Affiliates.
(c)On the Designated Date, the Executive shall promptly resign from any titles and appointments Executive may hold with the Company, including, without limitation, as President and Chief Executive Officer of the Company and as a member of the Board (and Executive agrees to promptly execute the resignation letter attached as Exhibit A hereto) and shall promptly execute and deliver the Second Release (as defined below), and, at the Company’s request or at the Executive’s election, on or following the Termination Date, the Executive shall resign from any titles and appointments Executive may hold with the Company’s Subsidiaries and Affiliates, including, without limitation, as a member of such entities’ board and/or committees thereof.
(d)On or about the Designated Date, Executive shall return any other property of the Company and its Subsidiaries and Affiliates, and shall also provide Executive’s iPad, iPhone and personal computer/tablet to the Company’s IT department for removal of any information of the Company and its Subsidiaries and Affiliates; provided, that Executive shall be entitled to retain his rolodex and any electronic equivalents, and any documents relating to Executive’s compensation and benefits and any post-employment obligations to which Executive may be subject.

3.	Payments to Executive.
(a)Specified Payments. In consideration of the general release contained in this Agreement, Executive’s execution and non-revocation of the Second Release (as defined below) and Executive’s compliance with the terms of Section 2 and Section 11 of this Agreement and the sections of the Employment Agreement that survive following the Designated Date pursuant to Section 8(a) hereof, Executive will accept, as and on behalf of Executive Releasor (as defined below), from the Company on behalf of each Company Releasee (as defined below), the following cash payments, benefits and stock awards (the

“Specified Payments”) in consideration for Executive’s release of claims against the Company Releasees (as defined below) and Executive’s agreeing to the covenants and obligations set forth in this Agreement:
(i) cash severance pay in the gross amount of $500,000, payable in a lump sum on the date that is ten (10) days following the Final Release Date; provided that in the event the consideration and revocation period applicable to the Second Release spans two calendar years and the Final Release Date occurs before December 22 of the first calendar year, payment will be made on January 1 of the second calendar year (for the avoidance of doubt, the payment specified in this Section 3(a)(i) shall only be paid if a Specified Event shall have occurred prior thereto; and no such payment shall be made if the Executive terminates his employment without Good Reason and/or the Company terminates Executive’s employment with the Company with Cause prior to the date the payment of the amounts specified in this Section 3(a)(i) are due);
(ii)    reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in excess of the cost of such benefits that active employees of the Company are required to pay, for a period of 12 months after the Final Release Date (or until Executive obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”); provided that Executive elects COBRA coverage and subject to the conditions that: (A) Executive is responsible for promptly notifying the Company if Executive obtains alternative insurance coverage, (B) Executive will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if Executive declines COBRA coverage, then the Company will not make any alternative payment to Executive in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Executive; provided, further, that the Company may elect at any time to pay any remaining COBRA reimbursement payments to Executive in a lump sum (for the avoidance of doubt, the payment specified in this Section 3(a)(ii) shall only be paid if a Specified Event shall have occurred; and no such payment shall be made if the Executive terminates his employment without Good Reason and/or the Company terminates Executive’s employment with the Company with Cause prior to the date the payment of the amounts specified in this Section 3(a)(ii) are due);
(iii) The 2016 Vesting Awards shall vest and settle on their own terms without requiring a Release or a Second Release from Executive (1) provided the Executive remains continuously employed with the Company through the vesting date specified in such Award, or (2) if vesting accelerates because of a Specified Event or (3) if vesting accelerates because of a Change in Control occurring prior to the vesting date specified in such Award. The 2017 Vesting Awards shall vest on the earliest to occur of (i) March 31, 2017, provided the Executive has been continuously employed until such date and has not been terminated for Cause by the Company and/or resigned his employment with the Company without Good Reason, and (ii) a Specified Event or (iii) a Change in Control, provided the Executive has been employed until such date and has not been terminated for Cause by the Company and/or resigned his employment with the Company without Good Reason prior to such date. It is acknowledged and agreed that Executive has elected to cause the Company, and the Company has agreed, to withhold or repurchase shares otherwise issuable or deliverable to Executive with respect to the 2016 Vesting Awards and the 2017 Vesting Awards with a Fair Market Value (as defined in the Equity Plan) equal to the statutory minimum tax withholding levels, subject to the Debt Limitations.
(iv)    a bonus for the Company’s 2016 fiscal year equal to eight million ($8,000,000) dollars, payable entirely in cash, within ten (10) days following the Initial Release Date;
(v)    a bonus for the Company’s 2017 fiscal year in an amount up to six million ($6,000,000) dollars, as follows:
(I) three million ($3,000,000) dollars payable on the earlier of (i) March 31, 2017 and (ii) the Announcement Date (as defined below) (for the avoidance of doubt, the payment specified in this Section 3(a)(v)(I) shall only be paid if the Executive remains continuously employed with the Company through such date or a Specified Event shall have occurred prior thereto; provided that no such payment shall be made if the Executive terminates his employment without Good Reason and/or the Company terminates the Executive’s employment with the Company with Cause prior to the date the payment of the amounts specified in this Section 3(a)(v)(I) are due);
(II) three million ($3,000,000) dollars (or, at the Company's sole discretion, more than three million ($3,000,000) dollars) (such payment, the “Transaction Bonus”) which Transaction Bonus shall vest on the earlier of (i) a Specified Event or (ii) the Transaction Bonus Payment Date; provided that the Company has not terminated

Executive’s employment for Cause or Executive has not terminated his employment with the Company without Good Reason prior to the Announcement Date. If the Transaction Bonus becomes vested, the Transaction Bonus shall only become payable to Executive if all required shareholder approvals are obtained or waived for the transaction which was the subject of the Announcement Date (the “Shareholder Approval Condition”). For the avoidance of doubt, the Transaction Bonus specified in this Section 3(a)(v)(II) shall only be paid if (A) the Executive remains continuously employed with the Company through the Announcement Date and his employment is not terminated by the Company for Cause or by the Executive without Good Reason and the Shareholder Approval Condition shall have been satisfied, whether or not the Executive is employed with the Company on the Shareholder Approval Date or (B) (x) the Executive’s employment shall have been terminated by the Company without Cause, the Executive shall have terminated his employment with the Company for Good Reason, or terminated employment due to Executive’s death or Disability, in each case on or prior to the Announcement Date, and (y) within 18 months following the date of such termination the Shareholder Approval Condition is satisfied. The Transaction Bonus will be paid to Executive no later than the later of (i) the third business day following the date on which the Shareholder Approval Condition is satisfied or (ii) the Final Release Date; provided that in the event the consideration and revocation period applicable to the Second Release spans two calendar years and the Final Release Date occurs before January 1 of the second calendar year, payment will be made on January 1 of the second calendar year (such date, the “Transaction Bonus Payment Date”).
(b)For the avoidance of doubt, notwithstanding anything in this Agreement or the Employment agreement to the contrary, (i) if the Executive terminates his employment without Good Reason prior to the payment of any Separation Payment, or in the case of the Transaction Bonus, prior to the Announcement Date, then the Executive shall forfeit the right to receive the Transaction Bonus, but shall retain any other payments or benefits received pursuant to Section 3(a) prior to such date except as set forth in Section 3(h), and (ii) if the Executive is terminated by the Company for Cause at any time, then Executive shall not receive any Specified Payments, including, but not limited to, the Transaction Bonus regardless of whether or not the Announcement Date has occurred, or any severance or separation pay pursuant to the Employment Agreement.
(c)No Other Bonus. Except as otherwise explicitly stated in Section 3(a), as of the Designated Date, all of Executive’s (i) unvested shares of restricted stock and unvested options to purchase shares of the Company, and (ii) unvested or deferred cash compensation, shall be forfeited and terminated; provided that, it is understood and agreed that any equity issued to the Executive by any of the Company’s public Subsidiaries or Affiliates shall be governed by the governing documents between the Executive and such Subsidiary or Affiliate. Notwithstanding any provision in this Agreement or the Employment Agreement to the contrary, the Company and Executive agree that, (x) except as provided in this Agreement, Executive shall not be entitled to receive any other annual bonus payment (including any payment under the Company’s NAV bonus plan) in respect of the Company’s 2016 fiscal year, 2017 fiscal year or thereafter and (y) Executive shall not be entitled to receive any payments or benefits pursuant to Section 5(c)(ii) of the Employment Agreement.
(d)Other Payments. Until the Designated Date, the Executive shall be entitled to receive and the Company shall pay Executive’s accrued but unpaid Base Salary, unused vacation time accrued through the Designated Date, and unreimbursed business (including FlexNet and the Company’s 401K plan) expenses (pursuant to the Employment Agreement) incurred through the Designated Date. Executive’s rights (i) to receive benefits after the Designated Date from employee benefit plans in which Executive was a participant while employed by the Company (other than any severance plan, policy or arrangement) and (ii) to exercise stock options that were awarded prior to the Designated Date shall be governed by the terms of the applicable Company plans and agreements (as amended by the terms of the Employment Agreement and this Agreement, including Section 16(f) hereof).
(e)Consideration. Executive acknowledges and agrees that: (i) the Specified Payments set forth above are adequate consideration for all of the terms of this Agreement; (ii) the Specified Payments set forth above do not include any benefit, monetary or otherwise, that was earned or accrued or to which Executive was already entitled without signing this Agreement on the date this Agreement was executed by Executive; and (iii) any monetary or other benefits which, prior to the execution of this Agreement, Executive may have earned or accrued or to which Executive may have been entitled (other than the payments described in Section 3(c) above) have been paid, or such payments or benefits are expressly described in this Agreement or have been released, waived or settled by Executive Releasor pursuant to this Agreement.
(f)Repayment. Executive acknowledges that notwithstanding any provision of this Section 3 to the contrary, to the extent that any portion of the Specified Payments is incentive compensation that is required by applicable law

(including Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), or by written Company policy of general application implemented to satisfy the requirements of such law, to be subject to any clawback, forfeiture, recoupment or similar limitation, then such portion of the Specified Payments shall be subject to such required clawback, forfeiture, recoupment or similar limitation, in each case to the extent reasonably and in good faith determined by the Board after providing the Executive with reasonable notice and, to the extent permitted by law, an opportunity to be heard with counsel before the Board.
(g)Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with the amounts payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

4.	Release and Waiver of Claims by Executive
THIS SECTION, TO THE EXTENT SET FORTH BELOW, PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EXECUTIVE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “COMPANY RELEASEE.” BEFORE EXECUTIVE SIGNS THIS RELEASE, EXECUTIVE MUST READ THIS SECTION 4 CAREFULLY, AND MAKE SURE THAT EXECUTIVE UNDERSTANDS IT FULLY.
(a)In consideration of Executive’s receipt and acceptance of the consideration contained in this Agreement from and/or on behalf of Company Releasees, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, successors and assigns, (collectively, “Executive Releasor”) hereby irrevocably, unconditionally and generally releases:
(i)the Company;
(ii)the Company’s Affiliates;
(iii)all entities managed by the Company and its Affiliates (“Designated Entities”) (collectively, the Company, its Affiliates and Designated Entities are referred to as the “HRG Entities”); and
(iv)the current and former shareholders, directors, officers, partners, members, agents, attorneys and employees, of the HRG Entities (the persons described in Sections 4(a)(i) - (iv) are collectively referred to as “Company Releasees”, and each, as “Company Releasee”);
from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Executive Releasor ever had, now has or hereafter can, shall or may have as of the Initial Release Date and the Final Release (as applicable), including arising directly or indirectly pursuant to or out of any aspect of Executive’s employment with the Company or any relationship with any other Company Releasee, the payment or nonpayment of any compensation by any of the HRG Entities, the performance of services for the Company or any Company Releasee or the termination of such employment or services.
(b)Specifically, without limitation, this release shall include and apply to any rights and/or claims:
(i)arising under any contract or employment arrangement between Executive and the Company, express or implied, written or oral, including the Employment Agreement and any bonus agreement;
(ii)for payment of any bonuses and other payments, except as expressly set forth in Section 3(a)(i)-(v) and Section 3(c) of this Agreement;
(iii)for constructive termination, unfair dismissal and/or wrongful dismissal or termination of employment;
(iv)arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability or any other unlawful bases, including the United States Constitution, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, the Pregnancy Discrimination Act of 1978, the Employee Retirement Income Security Act of 1974, the Workers Adjustment and Relocation Notice Act, the Equal Pay Act, the Sarbanes Oxley Act, and the Dodd Frank Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any state in which any Company Releasee is subject to jurisdiction, and/or any political subdivision thereof, including the New York State Human Rights Law (including its prohibitions of age discrimination), the New York City Human Rights Law (including its prohibitions of age discrimination), the New York Labor Law, and the New York Civil Rights Law; or based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, to the fullest extent permitted by such law;
(v)for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, or on any other common law basis; and
(vi)for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.
(c)Notwithstanding any provision of the foregoing to the contrary, Executive is not waiving or releasing:
(i)any claims for indemnification pursuant to the Employment Agreement, any indemnification agreement or any applicable law;
(ii)any claims for vested benefits pursuant to the terms of the employee benefit plans in which Executive was a participant before the Designated Date;
(iii)any claims with respect to stock options or restricted stock that were awarded to Executive on or before the Designated Date;
(iv)any claims for payment of any bonuses and other payments, set forth in Section 3(a)(i)-(v) and Section 3(c) of this Agreement;
(vi)    any claims which arise after the Initial Release Date and the Final Release (as applicable); and
(vii)    any right under or claims to enforce any provision of this Agreement or the Employment Agreement to the extent applicable as described in Section 8 of this Agreement.

5.	Release of Unknown Claims
Executive Releasor expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive Releasor explicitly took that into account in determining the amount of consideration to be paid for the giving of the releases described in Section 4 of this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

6.	Release and Waiver of Claims by the Company
The Company, for and on behalf of itself and its successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges Executive, his heirs, successors, and assigns, from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by the Company of this Agreement (but not including the Company’s rights and entitlements under this Agreement); provided, however, that such release does not waive, release, or otherwise discharge any other claim or cause of action that cannot legally be waived including, but not limited to, any acts of fraud or criminal misconduct.

7.	Executive Acknowledgments
By executing this Agreement, Executive agrees and acknowledges that:
(a)Executive understands all of the terms of this Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Company Releasee;
(b)Executive has been provided twenty one (21) days to review, consider, and sign this Agreement. Immediately upon the expiration of the twenty one (21) day period, this Agreement shall become null and void if Executive has not signed this Agreement and returned it to the Company by such date.
(c)Executive has been informed that Executive has a period of seven (7) calendar days after the date of delivery of a signed Agreement to the Company (at 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: General Counsel) in which Executive may revoke this Agreement (the “Revocation Period” and the date on which such Revocation Period expires, the “Initial Release Date”), and that revocation must be made by delivery of written notice of revocation to the Company at 450 Park Avenue, 29th Floor, New York, NY 10022 Attention: General Counsel prior to the end of the Revocation Period;
(d)Executive has been directed by the Company to consult with an attorney of Executive’s choice before signing this Agreement;
(e)Executive is not relying on any representation or statement made or contained outside of those set forth in this Agreement and Executive expressly disclaims reliance on any such representation or statement; and
(f)Executive has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.

8.	Effect of This Agreement on the Employment Agreement
(a)Executive and the Company acknowledge and agree that Section 9 (Return of Property) (as modified pursuant to Section 2(d) hereof), Section 15 (Cooperation), Section 18 (Arbitration), Section 19 (Governing Law), Section 20 (Amendment; No Waiver; Section 409A), Section 21 (Indemnification), Section 22 (Severability), Section 25 (No Construction Against Drafter), Section 27 (Notices), and Section 28 (Headings and References) of the Employment Agreement shall survive following the Effective Date (except to the extent that such Sections reference other provisions of the Employment Agreement that cease to be in effect and terminate as of the Effective Date pursuant to this Agreement), and that all of the other provisions of the Employment Agreement, including for the avoidance of doubt and without limitation Section 4 (Compensation and Related Matters), Section 5 (Termination of the Term), Section 6 (Acknowledgements), Section 7 (Noncompetition and Nonsolicitation), Section 8 (Nondisclosure of Confidential Information), Section 10 (Intellectual Property Rights), Section 11 (Nondisparagement) and Section 12 (Notification of Employment or Service Provider Relationship) shall cease to be in effect as of the Effective Date. No provision of the Employment Agreement that is not expressly preserved by this Agreement shall survive following the Initial Release Date. Accordingly, all provisions of the Employment Agreement that are not expressly preserved by this Agreement shall become null and void as of the Initial Release Date.
(b)Executive and the Company further acknowledge and agree that if there is any conflict between the provisions of the Employment Agreement and similar provisions of this Agreement, then the provisions of this Agreement will be controlling.

9.	Covenant Not to Sue
Executive represents and warrants that Executive has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Company Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Executive agrees not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Company Releasee with respect to any claim arising from any act, omission, transaction or occurrence up to and including the Initial Release Date and the Final Release (as applicable) that is released and waived by Section 4 of this Agreement. Executive further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency or as required by subpoena or court order) against the Company or any other Company Releasee. In the event any government agency seeks to obtain any relief on behalf of Executive with regard to any claim released and waived by Section 4 of this Agreement, Executive covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

10.	Company Non-Admission
This Agreement and the Specified Payments made under this Agreement are not intended to be, shall not be construed as and are not an admission or concession by any Company Releasee of any wrongdoing or illegal or actionable acts or omissions, and each Company Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions. Executive, as and on behalf of Executive Releasor, hereby represents and agrees that no written or oral statements, suggestions or representations that any Company Releasee has made or implied regarding any such admission or concession have been or shall be made directly or indirectly by or on behalf of Executive.

11.	Confidentiality and Non-Disclosure of Company Information; Nonsolicitation; Nondisparagement
(a)Executive hereby acknowledges that during Executive’s employment Executive had access to, and may have acquired, proprietary, private and/or otherwise confidential information (“Confidential Information,” as defined and described in this Section). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates to or refers to, among other things not enumerated:
(i)the Company and/or any other Company Releasee, and/or any aspect of any Company Releasee’s business or activities, including their trade secrets; their business and product development plans; their marketing strategies and plans; their financial information; their manner and method of conducting business; and customers and potential customers;
(ii)any non-public information obtained from any person other than a Company Releasee which is protected and/or governed by a confidentiality agreement or other understanding that the information be treated as confidential;
(iii)any information or documents provided or produced in any litigation involving any Company Releasee, or that are protected and/or governed by a confidentiality agreement or stipulation; and
(iv)     any information protected and/or governed by the attorney-client privilege, work product immunity or any similar privilege or immunity; and provided further that “Confidential Information” shall not include information or data that is or becomes available to the public other than as a result of an act or omission by the Executive in breach of this Agreement.

(b)Executive and/or any Executive Releasor agree not to use any Confidential Information, in any manner, directly or indirectly, and agree not to disclose, orally or in writing or by any other means, directly or indirectly, to any person (other than to Executive’s attorney and accountant, each of whom shall be directed by Executive not to disclose such information), any Confidential Information, including the information described in Sections 11(a)(i)-(iv).
(c)The provisions of this Section 11 do not apply to Executive’s truthful testimony in a court proceeding (including a deposition in connection with such proceeding) or an administrative or arbitration tribunal, and do not restrict Executive in providing information in response to a subpoena or court order, provided, however, that this clause does not waive any attorney-client privilege or work product immunity with respect to any communication between Executive and the Company and/or its employees and agents that is subject to such privilege or immunity.
(d)In response to any inquiry concerning any of the foregoing or otherwise, Executive may describe the positions and salaries Executive held, the job duties and functions Executive performed, and the dates of commencement and termination of Executive’s employment.
(e)In the event that Executive and/or any Executive Releasor receives a subpoena or any other written or oral request for any Confidential Information or any other information concerning any Company Releasee, including such information governed by Section 11 of this Agreement, Executive shall, to the extent permissible by law, within two (2) business days of the service or receipt of such subpoena or other request:
(i)notify the Company in writing, by courier or hand delivery to the Company’s Chief Financial Officer with a copy to the General Counsel of the Company; and
(ii)provide a copy of such subpoena or other request, if in writing, and/or disclose the nature of the request for information, if oral, to the Company’s Chief Financial Officer and a copy of any such document to the General Counsel of the Company.
(f)Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other person, while an employee of the Company and during the period ending on the eighteen (18) month anniversary of the Designated Date initiate any actions to solicit, entice or encourage any individual who is at the time of such action an employee of the Company or its Subsidiaries to resign or leave the employ or engagement of the Company or any of their respective Subsidiaries; provided that the foregoing clause shall not preclude the Executive from soliciting, enticing or encouraging for employment and/or hiring any employee of the Company or its Subsidiaries (i) pursuant to a general or public solicitation not targeted at the employees of the Company or its Subsidiaries, (ii) who contacts Executive on his or her own volition and with no solicitation from the Executive; (iii) who at the time of such solicitation was not an employee of the Company or its Subsidiaries; or (iv) in the fulfillment of Executive’s duties as President and Chief Executive Officer of the Company.
(g)(i) During Executive’s employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any individual or entity, including, but not limited to, customers, clients and investors of the Company, its Affiliates, any Disparaging (defined below) remarks, comments or statements concerning the Company, its controlled Affiliates or any of their respective present and former members, partners, directors, officers or employees.
(i)During Executive’s employment with the Company and thereafter, the Company agrees that the CEO and Board shall not make, publish, or communicate, or authorize any Person to make, publish or communicate at any time to any individual or entity any Disparaging (defined below) remarks, comments or statements concerning Executive, except nothing herein shall prevent the Company from making truthful statements regarding Executive’s termination in the Company’s public filings to the extent required by law or regulation.
(ii)For the purposes of this Section 11(g), “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.
(iii)Notwithstanding the foregoing, this Section 11(g) does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.
(h)Executive and the Company acknowledge that this Section 11 constitutes a material term in this Agreement, without which neither the Company nor the Executive would enter into this Agreement. For the avoidance of doubt, nothing in this Section 11 shall prohibit either Party from making such disclosures or statements in order to enforce its rights under this Agreement in accordance with Section 15 hereof or any other litigation among the Parties.
(i)The Company shall disclose Executive’s departure consistent with the disclosure set forth on Exhibit B attached hereto. Following the date hereof, to the extent that the Company desires to issue disclosure relating to Executive that is not substantially similar to the disclosure set forth on Exhibit B attached hereto, the Company shall give Executive a reasonable opportunity to review such disclosure in advance of the Company’s issuance of such disclosure; provided that such opportunity shall not be required with respect to any disclosure (i) made by the Company in order to enforce its rights under this Agreement; (ii) required by applicable law or regulation (including in order to comply with its reporting obligations pursuant to the rules and regulations of the SEC), (iii) made to rebut any disclosure made by Executive with respect to the Company that is inconsistent with the statements contained in Exhibit B; (iv) that the Company is requested or required to provide in testimony or a judicial or administrative proceeding or to a governmental or regulatory authority or (v) required under the listing standards of the New York Stock Exchange.

12.	Company Remedies
The covenants, representations and acknowledgments made by the Executive in this Agreement shall survive the execution of this Agreement and the delivery of the Specified Payments to be made hereunder. Except as may be prohibited by law, in the event that an independent arbitrator appointed pursuant to the Arbitration provision of the Employment Agreement (the “Arbitrator”) finds that Executive has committed or is committing a material breach of any term, condition or covenant in Section 11 of this Agreement resulting in material harm to the business or reputation of the Company, the Company Releasees may, in the Arbitrator’s discretion, be (x) excused and released from any obligation to make the Specified Payments contemplated by this Agreement and any installment thereof, and/or (y) liable for any damages suffered or incurred by any Company Releasee by reason of such material breach. Notwithstanding anything to the contrary in this Section 12, under no circumstances will the Company be excused from paying, nor shall Executive be obligated to return, an amount of $5,000 of the total consideration paid to Executive under Section 3(a) of this Agreement.

13.	Entire Agreement; Severability
This Agreement, the Employment Agreement (to the extent applicable as described in Section 8 of this Agreement) and equity grant documents between the Executive and the Company (as amended herein), together constitute the sole and complete understanding and agreement between the Parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. If any provision of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

14.	Protected Rights
Notwithstanding any other provision in this Agreement or any other agreement that Executive may have entered with the Company prior to the date hereof, including, but not limited to, the Employment Agreement (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibits Executive from reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibits Executive from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limits Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note that Executive does not need the prior authorizations of the Company to engage in such reports, communications or disclosures and Executive is not required to notify the Company if Executive engages in any such reports, communications or disclosures.

15.	Arbitration, Choice of Law and Venue
Any dispute arising under this Agreement shall be subject to arbitration pursuant to Section 18 (Arbitration) of the Employment Agreement. This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding the choice of law rules of any applicable jurisdiction, except that any arbitration proceeding pursuant to the Arbitration provision of the Employment Agreement shall be in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. Furthermore, with respect to any controversy, claim or dispute between Executive and any Company Releasee that is not subject to arbitration and with respect to any proceeding in aid of or in connection with arbitration or to enforce, modify or vacate an arbitration award, Executive agrees and consents to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Executive waives any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Executive and the Company waive any right Executive or it may otherwise have to a trial by jury in any action to enforce the terms, or for breach, of this Agreement.

16.	Amendment; Other Terms; No Waiver; Section 409A
(a)No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).
(b)The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any party. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to any rule, law, statute or regulation shall mean such rule, law, statute or regulation as amended, modified or supplemented from time to time.
(d)This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.
(e)The captions and underscoring in this Agreement are for convenience of reference only and have no legal effect and do not define or limit the provisions hereof.
(f)Notwithstanding anything to the contrary herein, in the Equity Plan, or in an Employee Nonqualified Option Award Agreement or other agreement pursuant to which Executive was awarded options to purchase shares of Company stock, (x) with respect to unexercised options to purchase shares of Company stock that have vested on or as of the Designated Date, Executive shall be permitted to exercise such options at any time starting from the date hereof until the first anniversary of the Designated Date (“Expiration Date”), but if commencing on the 45th day prior to the Expiration Date (the “Protection Period”) trading in the shares of common stock is prohibited by the Company’s insider trading policy or federal securities laws, as applicable (“Blacked Out”), the Expiration Date shall be automatically extended until the date that is the 60th trading day that is not Blacked Out following the Protection Period; (y) with respect to options to purchase shares of Company stock that will vest after the Designated Date, Executive shall be permitted to exercise such options at any time starting from the date of vesting until the first anniversary of the date of vesting (“Other Expiration Date”), but if commencing on the 45th day prior to the Other Expiration Date (the “Other Protection Period”) trading in the shares of common stock is Blacked Out, the Other Expiration Date shall be automatically extended until the date that is the 60th trading day that is not Blacked Out following the Other Protection Period; provided that in neither of the foregoing clauses (x) or (y) shall such exercise period be longer than the 10th anniversary of the date of grant of such option (or such earlier date as provided under Sections 12 or 13 of the Equity Plan).
(g)The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(h)Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as a separate payment.
(i)For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(j)Executive acknowledges that the Company has advised Executive to consult with an attorney regarding this Agreement, and how Section 409A applies to the Specified Payments.
(k)Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise (except as expressly set forth in Section 3(a)(ii) above) on account of (x) any claim that the Company may have against the Executive or (y) any remuneration or other benefit earned or received by Executive after the Designated Date. Any amounts or benefits due under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.
17.Defined Terms. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.
(a)“2016 Vesting Awards” shall mean the following awards that have been granted to the Executive:
(i)153,410 options scheduled to vest on November 29, 2016 pursuant to an Employee Nonqualified Option Award Agreement under the Equity Plan and dated December 2, 2013;

(ii)382,117 restricted shares scheduled to vest on November 29, 2016 pursuant to a Restricted Stock Award Agreement under the Equity Plan and dated December 2, 2013;
(iii)126,971 options scheduled to vest on November 29, 2016 pursuant to an Employee Nonqualified Option Award Agreement under the Equity Plan and dated November 25, 2014 (the “November 2014 Option Agreement”);
(iv)289,077 restricted shares scheduled to vest on November 29, 2016 pursuant to a Restricted Stock Award Agreement under the Equity Plan and dated November 25, 2014 (the “November 2014 Restricted Stock Agreement”);
(v)4,582 options scheduled to vest on November 29, 2016 pursuant to an Employee Nonqualified Option Award Agreement under the Equity Plan and dated November 24, 2015; and
(vi)8,715 restricted shares scheduled to vest on November 29, 2016 pursuant to a Restricted Stock Award Agreement under the Equity Plan and dated November 24, 2015.
(b)“2017 Vesting Awards” shall mean the following awards that have been granted to the Executive:
(i)126,971 options scheduled to vest on November 29, 2017 pursuant to the November 2014 Option Agreement; and
(ii)289,076 restricted shares scheduled to vest on November 29, 2017 pursuant to the November 2014 Restricted Stock Agreement.
(c)“Announcement Date” shall mean the date on which the Company announces that it has entered into definitive documentation which, if the transactions contemplated thereby were consummated, would result in a sale, merger, change in control or other strategic transaction of or involving the Company and substantially all of its assets. For the avoidance of doubt, “substantially all of its assets” shall include the Company’s beneficial ownership interests in both Spectrum Brands Holdings, Inc. (“SPB”) and Fidelity & Guaranty Life Insurance Company (“FGL”) to the extent the Company beneficially owns interests in SPB or FGL on such date.
(d)“Good Reason” shall mean the occurrence, without Executive’s express written consent, of any of the following events: (A) a material diminution in Executive’s authority, duties, responsibilities or title; (B) a diminution of Base Salary; (C) a change in the geographic location of Executive’s principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from his primary residence at the time of such change, except for travel consistent with the terms of this Agreement; (D) a material breach by the Company of the Employment Agreement; and (E) Executive is not re-nominated to the Board (unless such nomination would violate any legal restriction or order or would cause the Board to be in breach of its fiduciary obligations). If Executive does not give Company a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within ninety (90) days after Executive has knowledge that an event constituting Good Reason has occurred, or is deemed to have occurred, the event will no longer constitute Good Reason; provided, however, that (I) the foregoing shall not apply with respect to (A) above if such notice is provided within ninety (90) days of the most recent event constituting a material diminution in authority, duties or responsibilities. In addition, Executive must give the Company notice and thirty (30) days to cure, and if not cured, Executive must actually terminate his employment within thirty (30) days following the expiration of such cure period; otherwise, that event will no longer constitute Good Reason.

18.	Second Release.
As a further condition to receipt of the Specified Payments, within twenty-one (21) days following the Designated Date, Executive shall deliver a second release (the “Second Release”) and waiver of claims, which shall include substantially identical provisions to the provisions of Sections 4, 5, 6, 7, 8 and 9 hereof (except that the release of claims shall be through and as of the Designated Date and shall become final and binding upon the expiration of the seven day revocation period after the Designated Date, such date, the “Final Release Date”), to HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: General Counsel. For the avoidance of doubt, if Executive does not deliver the Second Release within twenty-one (21) days following the Designated Date, or delivers the Second Release but revokes it before it becomes effective and the Company is not in breach of this Agreement then no Specified Payments shall be made to Executive and if any such payments are made or provided that were conditioned upon providing a Second Release, Executive shall promptly return such Separation Payment to the Company.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have hereunto set their hands.

Omar Asali
/s/ Omar Asali
______________________________
Date: November 17, 2017

HRG Group, Inc.

/s/ Ehsan Zargar
Name: Ehsan Zargar
Title: Senior Vice President, General Counsel
& Corporate Secretary
____________________________
Date: November 17, 2017